                    [Letterhead of Miles & Stockbridge P.C.]

                                                                     Exhibit 5.1

May 2, 2005

Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, Connecticut  06830

Ladies and Gentlemen:

We have acted as special Maryland counsel to Urstadt Biddle Properties Inc., a
Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of 650,000 shares of its 7.5% Series D Senior Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Shares"), on its Registration Statement on Form S-3
(No. 333 - 84774, as amended, the "Registration Statement").

We have examined such records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Preferred Shares have been duly and validly authorized and, when issued upon the terms set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration
Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. We express no opinion as to the laws of any state or jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland.
Our opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

Very truly yours,

Miles & Stockbridge P.C.

By: /s/ J.W. Thompson Webb
   -------------------------
   Principal